FedFirst Financial Corporation S-8

Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2011, relating to the consolidated financial statements of FedFirst Financial Corporation appearing in the FedFirst Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ParenteBeard LLC
Pittsburgh, Pennsylvania
June 8, 2011